Exhibit 5.1

June 14, 2011
Spectra Energy Partners, LP
5400 Westheimer Court
Houston, Texas 77056
Ladies and Gentlemen:
     We have acted as counsel for Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of 6,250,000 common units representing limited partner interests in the Partnership (the “Firm Units”) pursuant to that certain Underwriting Agreement, dated June 9, 2011, relating to the offering and sale of the Firm Units (the “Underwriting Agreement”) as well as an additional 937,500 Common Units representing limited partnership interests in the Partnership (the “Option Units” and, together with the Firm Units, the “Units”) by and among Spectra Energy Partners GP, LLC, a Delaware limited liability company (“GP LLC”), Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership (the “General Partner”), Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and the several underwriters named therein.
     In rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-158097) with respect to the Units being sold by the Partnership (the “Registration Statement”); (ii) the Prospectus dated May 18, 2009 (the “Prospectus”) included in the Registration Statement; (iii) the prospectus supplement dated June 9, 2011 (the “Prospectus Supplement”); (iv) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 2, 2007, as amended; (vi) the Underwriting Agreement; (vii) resolutions of the Board of Directors of the General Partner adopted on March 10, 2009 and May 10, 2011 and the pricing committee thereof dated June 8, 2011 and June 9, 2011; and (viii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.
     In connection with this opinion, we have assumed that all Units will be issued and sold in compliance in the manner stated in the Registration Statement and the applicable Prospectus.
     Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with terms of the Underwriting Agreement, then the Units will be validly issued, fully paid and non-assessable, except as described in the Prospectus Supplement and the Prospectus.

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
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June 14, 2011 Page 2
     The opinions expressed herein are qualified in the following respects:
     A. We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.
     B. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.
     C. This opinion is limited in all respects to the federal laws of the United States, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.